Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Koppers Holdings Inc.:

We consent to the use of our reports dated February 24, 2021 with respect to the consolidated balance sheets of Koppers Holdings Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), cash flows, and shareholders’ equity for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference.

Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for leases.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

May 7, 2021